Exhibit 99.1   Copy of the Company's Press Release issued May 13, 2004.




FOR IMMEDIATE RELEASE                           CONTACT: J. Kimbrough Davis
May 13, 2004                                    Executive Vice President and
                                                Chief Financial Officer
                                                Office:  (850) 671-0610
                                                Website Address: www.ccbg.com


               Capital City Bank Continues Georgia Expansion
       With The Acquisition of Farmers & Merchants, Dublin, Georgia

TALLAHASSEE, FL -- Capital City Bank Group, Inc. (Nasdaq: CCBG), has announced the signing of a definitive agreement to acquire Farmers and Merchants Bank in Dublin, Georgia, a $411 million asset institution with three offices in Laurens County.

The purchase price is $66.6 million payable in a combination of cash and stock. The acquisition, which is subject to regulatory approval and the approval of the Farmers and Merchants' shareowners, is scheduled to close in the fourth quarter of 2004. The transaction is expected to be slightly dilutive in the fourth quarter of 2004, due to one-time merger related expenses, and contribute 12 cents to 16 cents to earnings per share in 2005.

Capital City Bank Group President and Chief Executive Officer William G. Smith, Jr., said, "Farmers and Merchants Bank is a great institution and will grow Capital City to $2.4 billion in assets and the Georgia franchise to thirteen offices and $630 million in assets. It was obvious this merger was a perfect fit. The service that clients receive from Farmers and Merchants will only be enhanced by the support and resources we will provide. I am excited about the opportunity to work with their wonderful team of associates and significantly expand the Capital City name in middle Georgia."

Smith also announced that McGrath Keen, Jr., President of Farmers and Merchants will join the Capital City Bank Group Board of Directors following the completion of the acquisition. "Capital City will benefit greatly from Keen's leadership. We look forward to working with him."

"Capital City's rich banking tradition was built around client service," Keen said. "It is a super-community bank that believes in relationship banking. We are impressed with their management team and banking philosophy. Our banking staff will be even more committed to serving the financial needs of residents in Laurens County because we now have the resources of Capital City behind us."

According to Keen, the Farmers and Merchants' clients will have the same friendly, familiar faces serving them in the future. "We will continue to rely on our management team and staff to deliver friendly, professional services that are second to none. Our clients will benefit greatly from this affiliation because of the many opportunities Capital City will afford us."

Farmers and Merchants shareowners will receive $666.50 in cash and an equivalent value in CCBG common stock for each of the 50,000 shares issued and outstanding. The number of CCBG shares issued will be determined by the average closing price of CCBG for a twenty day period prior to the closing with a maximum of 876,973 and a minimum of 740,555 shares issued.

On March 31, 2004, Farmers and Merchants had total shareowners' equity of approximately $70.9 million. Pursuant to the agreement, Farmers and Merchants must have a minimum of $30 million in shareowners' equity, subject to certain adjustments, as a condition precedent to closing. It is anticipated that any equity of Farmers and Merchants in excess of $30 million, subject to certain adjustments, will be paid out in one or more cash distributions to Farmers and Merchants' shareowners prior to closing.

In making the announcement, Farmers and Merchants Chairman Wallace E. Miller said, "Our clients can look forward to receiving the same friendly, personal service they have always enjoyed. We are fortunate to have a dedicated staff that is committed to serving the banking needs of residents in Laurens County with a high level of service. This will only be enhanced. We have built a loyal client base over the years, serving generation after generation of local families. By teaming up with Capital City, the future of banking in Laurens County has never been brighter."

Farmers and Merchants has been closely involved in the Laurens County community for more than nine decades. Capital City has a similar philosophy regarding community involvement. Smith echoed Miller's comments that the high level of services Farmers and Merchants' clients are accustomed to will not change with the merger. "We believe in creating close relationships with our clients and work hard to build strong communities where we do business."

ABOUT CAPITAL CITY BANK GROUP, INC.
Capital City Bank Group, Inc. is a $2 billion financial services company headquartered in Tallahassee, Florida, providing traditional deposit and credit services, asset management, trust, mortgage banking, bank cards, data processing, and securities brokerage services. Founded in 1895, the Company has 57 banking offices, five loan production offices, 72 ATMs, and 11 Bank 'N Shop locations in Florida, Georgia and Alabama. For more information about Capital City Bank Group visit us on the Web at www.ccbg.com.

ABOUT FARMERS AND MERCHANTS BANK
Founded in 1910, Farmers and Merchants is one of the oldest and largest community banks in Georgia with three full service offices in Laurens County and assets of $411 million. The local financial institution has total deposits of $310 million with total loans outstanding of $269 million.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this press release, that are not historical facts, contain forward-looking information with respect to strategic initiatives. Such forward-looking statements are based on current plans and expectations, which are subject to a number of uncertainties and risks that have been described in Capital City Bank Group's annual report on Form 10-K for the fiscal year ended December 31, 2003, and the Company's other filings with the Securities and Exchange Commission. These uncertainties and risks could cause future results to differ materially from those anticipated by such statements.

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